FOR IMMEDIATE RELEASE

CONTACT:
Mike Rohrkemper, CFO
(859) 586-0600 x1416
investor@pomeroy.com
--------------------


POMEROY IT SOLUTIONS ANNOUNCES A FIVE YEAR $50 MILLION DOLLAR CONTRACT WITH RESTAURANT FRANCHISE GROUP


Business Editors

HEBRON, Ky.--(BUSINESS WIRE)-April 11, 2005--Pomeroy IT Solutions, Inc. (Nasdaq:PMRY), today announced it has been awarded a five (5) year contract worth over $50 Million from a restaurant franchise group based in the Midwest. Pomeroy will provide Level I IT Service Desk and Level II Field Support to approximately 5000 associates located on three major campuses in the United States. Pomeroy will also provide asset management and technology sourcing services to the client.


About Pomeroy IT Solutions

As a national solutions provider, Pomeroy provides functional outsourcing, application development, managed services in the data center and national support services. The company maintains a workforce of approximately 3,000 skilled employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, drive costs out and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding projected revenues and service capabilities constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Further, projected revenues contained in such statements are based on the estimated needs of the customers as conveyed to Pomeroy. Other factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, existing market and competitive conditions including the overall demand for IT products and services, the terms of applicable customer and vendor agreements and certification programs and the assumptions regarding the ability to perform thereunder, the ability to implement the company's best practices strategies, the ability to manage risks associated with customer projects, the ability to attract and retain technical and other highly skilled personnel and the Company's ability to obtain sufficient volumes of products and provide services.


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